Exhibit 12.1

Digital Realty Trust, Inc. and Subsidiaries

Statement of Computation of Ratios (1)

(in thousands, except ratios)

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007		2006

Income from continuing operations before noncontrolling interests	$77,240	$45,488	$105,412	$91,234	$67,918	$22,546		$24,890

Interest expense	75,416	64,064	137,384	88,442	63,621	67,054		50,598
Interest within rental expense	1,403	1,263	2,604	2,633	2,619	1,971		680
Noncontrolling interests in consolidated joint ventures	199	82	288	(140)	(335)	—		—

Earnings available to cover fixed charges	$154,258	$110,897	$245,688	$182,169	$133,823	$91,571		$76,168

Fixed charges:
Interest expense	75,416	64,064	$137,384	$88,442	$63,621	$67,054		$50,598
Interest within rental expense (2)	1,403	1,263	2,604	2,633	2,619	1,971		680
Capitalized interest	8,888	4,418	10,241	9,196	18,351	12,264		4,028

	85,707	69,745	150,229	100,271	84,591	81,289		55,306

Preferred stock dividends	11,235	20,202	37,004	40,404	38,564	19,330		13,780

Fixed charges and preferred stock dividends	$96,942	$89,947	$187,233	$140,675	$123,155	$100,619		$69,086

Ratio of earnings to fixed charges	1.80	1.59	1.64	1.82	1.58	1.13		1.38

Ratio of earnings to fixed charges and preferred stock dividends	1.59	1.23	1.31	1.29	1.09	—	(3)	1.10

(1)	All numbers presented in this exhibit exclude 7979 East Tufts Avenue (sold in July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(3)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred dividends by $9,048.

Digital Realty Trust, L.P. and Subsidiaries

Statement of Computation of Ratios (1)

(in thousands, except ratios)

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007		2006

Income from continuing operations before noncontrolling interests	$77,240	$45,488	$105,412	$91,234	$67,918	$22,546		$24,890

Interest expense	75,416	64,064	137,384	88,442	63,621	67,054		50,598
Interest within rental expense	1,403	1,263	2,604	2,633	2,619	1,971		680
Noncontrolling interests in consolidated joint ventures	199	82	288	(140)	(335)	—		—

Earnings available to cover fixed charges	$154,258	$110,897	$245,688	$182,169	$133,823	$91,571		$76,168

Fixed charges:
Interest expense	75,416	64,064	$137,384	$88,442	$63,621	$67,054		$50,598
Interest within rental expense (2)	1,403	1,263	2,604	2,633	2,619	1,971		680
Capitalized interest	8,888	4,418	10,241	9,196	18,351	12,264		4,028

	85,707	69,745	150,229	100,271	84,591	81,289		55,306

Preferred unit distributions	11,235	20,202	37,004	40,404	38,564	19,330		13,780

Fixed charges and preferred unit distributions	$96,942	$89,947	$187,233	$140,675	$123,155	$100,619		$69,086

Ratio of earnings to fixed charges	1.80	1.59	1.64	1.82	1.58	1.13		1.38

Ratio of earnings to fixed charges and preferred unit distributions	1.59	1.23	1.31	1.29	1.09	—	(3)	1.10

(1)	All numbers presented in this exhibit exclude 7979 East Tufts Avenue (sold in July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(3)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred distributions by $9,048.